FOR IMMEDIATE RELEASE	EXHIBIT 99.2

Contacts:

Jeff Young		Sandy Smith
Media Relations		Investor Relations
617-444-3913		617-444-2804
jyoung@akamai.com	—or—	ssmith@akamai.com
AKAMAI ANNOUNCES EXECUTIVE APPOINTMENTS
•	J. Donald Sherman, Vice President of IBM Systems and Technology Group, to become Akamai’s new Chief Financial Officer in early 2006

•	Michael M. Afergan appointed Chief Technology Officer, effective immediately

•	Robert Cobuzzi, current Chief Financial Officer, to retire
CAMBRIDGE, MA – October 18, 2005 – Akamai Technologies, Inc. (NASDAQ: AKAM), the leading global service provider for accelerating content and business processes online, today announced two key executive appointments and a planned transition in leadership of the Company’s finance organization. Robert Cobuzzi, Akamai’s current Chief Financial Officer, will retire early next year and will be replaced by J. Donald (J.D.) Sherman; and Michael M. Afergan will become the Company’s new Chief Technology Officer, effective immediately, filling an open position.
Mr. Sherman currently is the chief financial executive of IBM’s $21 billion Systems and Technology Group. Previously, Mr. Sherman held a number of senior executive positions in Finance at IBM, including Vice President of the Server Division, and Assistant Controller for Corporate Financial Strategy and Budgets. He has an M.B.A. from the University of Chicago and a B.A. in Economics from Emory University.
“I am delighted to welcome J.D. Sherman to Akamai,” said Paul Sagan, Akamai’s President and CEO. “J.D. is an accomplished finance executive with broad knowledge of the information technology industry. We believe Akamai will benefit from J.D’s experience and insights into the future of Internet-based enterprise computing and the direction of the I.T marketplace in general.”
Regarding his decision to come to Akamai, Mr. Sherman said, “I’m very excited to join the Akamai team. Akamai has a strong and unique position in an incredibly important industry, and I’m looking forward to helping lead the company’s financial direction as it continues to grow.”
Mr. Cobuzzi joined Akamai in 2002 and has indicated he plans on retiring in 2006 after completing the Company’s full-year financial reporting and filing requirements for 2005. Mr. Sherman will join Akamai next month in an interim position, as Senior Vice President and CFO-Elect, to allow for a smooth transition to his role as Akamai’s CFO following Mr. Cobuzzi’s retirement.

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“I want to thank Bob for all he has contributed to Akamai,” Sagan said. “He joined the Company at a time when we were undertaking a crucial restructuring. Bob has been instrumental in implementing changes and executing strategies that enabled us to achieve significant revenue growth and profitability.”
Regarding his tenure at Akamai, Mr. Cobuzzi said, “It has been an honor to work with such an accomplished team of professionals at Akamai, and I am looking forward to working closely with J.D. to help ensure a successful transition.”
Mr. Afergan, the Company’s new CTO, is a veteran of Akamai’s distinguished engineering organization. He joined Akamai in 1999 and has served in various roles within Akamai’s Engineering and Product Management departments, including Director of Technology Strategy and Director of Load Balancing and Mapping. In these roles, he was instrumental in helping to drive innovation based on customer requirements—working on a variety of Akamai’s products and directly with many of Akamai’s largest customers.
Mr. Afergan returned to graduate school in September 2003, and has come back to Akamai full time after receiving his PhD in Computer Science from MIT, where his research focused on networking and distributed systems. In his new role as CTO, Mr. Afergan will work with Akamai Engineering and Product Management to develop and articulate the Company’s technical vision and strategy. He will report directly to Mr. Sagan.
“The role of CTO has always been a position of high regard and importance at Akamai,” Sagan said. “Mike’s primary responsibility will be to drive profitable revenue growth through new services, features, functionality, and partnerships, and to identify key customer and market opportunities. Mike is respected throughout the organization, and he possesses a unique combination of technical and strategic capabilities required to further develop, grow and lead Akamai’s innovative set of offerings.”
Mr. Afergan previously ran a software consulting company, provided technology training internationally, and served as a teaching fellow and guest lecturer at Harvard University. He has authored several academic papers, trade magazine articles, and books including Java Quick Reference (Macmillan), which has been translated into six languages. Mr. Afergan holds an A.B. and S.M. from Harvard, both in Computer Science.
On assuming the role of CTO at Akamai, Mr. Afergan said, “I am excited to return to a company with such a talented and innovative team that continues to address important business issues for our customers. As CTO, I look forward to playing a role in helping Akamai to capitalize on the tremendous opportunities that lie ahead.”
“I am very pleased to announce these two key executive appointments,” Mr. Sagan concluded. “J.D. and Mike will enhance Akamai’s senior management team and we are looking forward to their contributions.”
Akamai will hold its next regularly scheduled investor conference call on October 25th at 4:30 p.m. ET. The call will include the Company’s third quarter 2005 financial results.

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About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. More than 1,700 organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.
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Akamai Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, inability to anticipate and react to changes in the market and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.